Exhibit 21
Subsidiaries of the Registrant

MVP Real Estate Holdings, LLC (Nevada)

MVP MS Cedar Park 2012, LLC (Nevada)

Wolfpack Properties, LLC (Nevada)

Building C, LLC (Nevada)

Building A, LLC (Nevada)

Devonshire, LLC (Nevada)

MVP MS Red Mountain 2013, LLC (Nevada)